Exhibit 99.3

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Contact: Jeffrey Scott Szorik Harrell Beck Shurgard Storage Centers, Inc. 1(206) 652-3702	Release Number: 03-15

FOR IMMEDIATE RELEASE

SHURGARD TO ACQUIRE AIG AND DEUTSCHE BANK’S INTERESTS IN SHURGARD EUROPE

SEATTLE, WASHINGTON, July 7, 2003 . . . Shurgard Storage Centers, Inc. (NYSE: SHU), a leading self storage real estate investment trust (REIT), today announced that it has entered into two definitive securities purchase agreements to acquire the equity interests in Shurgard Self Storage SCA (“Shurgard Europe”) owned by AIG Self Storage GP, LLC, AIG Self Storage LP, LLC, and AIRE Investments, SARL (collectively, “AIG”) and REIB Europe Operator Limited and REIB International Holdings Limited (together, “Deutsche Bank”). Assuming a closing date of July 31, 2003, Shurgard will pay AIG approximately Euro 32.3 million for its 7.0% interest in Shurgard Europe and Deutsche Bank will receive approximately Euro 58.3 million for its 12.8% stake. The Company intends to pay for the acquired interests with the proceeds from its previously announced public offering of approximately 4 million shares of the Company’s Class A common stock. The Company anticipates that successful completion of the transactions should result in a reduction of funds from operation per share of approximately $.08 to $.10 and a reduction of earnings per share of $.12 to $.14, which includes approximately $.04 per share for depreciation, in 2003 that was not previously accounted for in our earnings guidance. Closing of the AIG and Deutsche Bank transactions is contingent upon the closing of a public offering of common stock by Shurgard.

AIG and Deutsche Bank are two of the remaining three institutional joint venture partners that purchased a 43.25% interest in Shurgard Europe in 1999. The Company previously announced completion of two transactions that increased its ownership interest in Shurgard Europe to approximately 61%. The Company's purchase of AIG and Deutsche Bank's interests will increase the Company’s aggregate ownership interest in Shurgard Europe to approximately 80.6%. Closing of both transactions is anticipated to take place during the third quarter 2003.

Citigroup Global Markets Inc. and Banc of America Securities LLC advised Shurgard in the transaction. The Company’s Board of Directors obtained fairness opinions from its advisors in support of the purchase price paid for the interests of AIG and Deutsche Bank, respectively.

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Second Quarter Update

The Company expects to announce store operating results for the second quarter 2003 consistent with the range assumed as part of our previously announced earnings guidance for the quarter and the year. However, the Company also anticipates that two items that were not included in our guidance assumptions will adversely impact reported earnings in the second quarter. We expect to announce a non-recurring second quarter charge of up to $2.0 million associated with the potential impairment of a store in Texas that we acquired from a third party in the mid 1980’s that has structural defects associated with deteriorating concrete. Also, the Company anticipates recording a second quarter loss of approximately $1.2 million related to a 2001 derivative transaction that does not qualify for hedge accounting treatment.

About Shurgard Storage Centers, Inc.:

Shurgard Storage Centers, Inc., is a real estate investment trust headquartered in Seattle, Washington. The Company specializes in all aspects of the self-storage industry and operates a network of over 585 operating storage centers located throughout the United States and in Europe

Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, for 2003 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements. The risks and uncertainties that may cause these forward-looking statements to prove to be incorrect include the risks that the projected earnings, expenses or revenues may be affected by other factors, such as the risk that changes in economic conditions in the market, competition from new self storage facilities or other storage alternatives may cause rent to decline and may cause occupancy rates to drop, or may cause delays in rent up of newly developed stores, and the risk that the Company may experience increases in the cost of labor, taxes, marketing and other operating and construction and development expenses, and the risk that there will be a disruption or instability in the operations of the business following closing of these transactions and merger of certain of these operations into the Company. We may also be affected by legislation or changes in regulations or interpretations regarding certain accounting standards applied to the Company’s operations and certain existing financial and joint venture structures of the Company. New rules which change the accounting treatment for unconsolidated investments may affect the accounting treatment or net income of certain of the Company’s investments. The new rules are subject to an evolving set of interpretations that dictate whether we consolidate the assets, liabilities and operations of Shurgard Europe and certain other of our unconsolidated joint ventures. Further evolution of these rules may result in a different application of these rules to these operations. For a discussion of additional risks and other factors that could affect these forward-looking statements and Shurgard’s financial performance, see Shurgard’s Annual Report on Form 10-K/A for the year ended December 31, 2002 filed with the SEC on May 21, 2003, and Form 10-Q for the quarter ending March 31, 2003 filed with the SEC on May 20, 2003.